Exhibit 99.1

Investors:	Brett Manderfeld Vice President 952-936-7216	John S. Penshorn Senior Vice President 952-936-7214	Media:	Don Nathan Senior Vice President 952-936-1885

(For Immediate Release)

RODGER A. LAWSON TO JOIN UNITEDHEALTH GROUP

BOARD OF DIRECTORS

MINNEAPOLIS, MN (February 10, 2011) – UnitedHealth Group (NYSE: UNH) announced that Rodger A. Lawson has joined the company’s board of directors.

Richard T. Burke, chairman of the board of directors of UnitedHealth Group, said, “Rodger Lawson brings to our enterprise more than 25 years experience in financial services businesses at a time when rising health care costs are driving a convergence of health and financial services. Our board will also benefit from his ability to provide a deeper understanding of the perspectives and priorities of institutional investors.”

Mr. Lawson was most recently president and chief executive officer of Fidelity Investments – Financial Services, one of the world’s leading providers of financial services, with assets under administration of nearly $3.3 trillion. Fidelity is one of the largest mutual fund companies in the U.S., providing investment management, retirement planning, portfolio guidance, brokerage, benefits outsourcing and other financial products and services to more than 20 million individuals and institutions.

Prior to joining Fidelity in 2007, Mr. Lawson was vice chairman of Prudential Financial. He served as executive vice president of Prudential from 1996 to 2002. Previously, Mr. Lawson held a series of senior executive management positions, including president and CEO of Van Eck Global from 1994 to 1996, managing director and partner in charge of Private Global Banking and Mutual Funds for Bankers Trust from 1992 to 1994, managing director and CEO of Fidelity Investments – Retail from 1985 to 1991, and president and CEO of the Dreyfus Service Corporation and an officer of the company from 1982 to 1985.

Mr. Lawson’s appointment as an independent director has been approved by UnitedHealth Group’s board and is effective immediately. He will stand for reelection by shareholders at the 2011 Annual Meeting along with the other members of the board, who are elected annually.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

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